Exhibit 5.1

Freshfields Bruckhaus Deringer LLP

Attorneys at Law
	em. Dr Heinz H Löber, MCJ	Dr Erika Rittenauer, LL M
	em. DDr Georg Bahn	Dr Eva Katharina Strunz, LL M
	Dr Günther J Horvath, MCJ	Dr Franz Stenitzer, LL M
	Mag Dr Willibald Plesser	Dr Erik Hödl
	Mag Dr Thomas Zottl	Dr Sandra Gutmann, LL M
Nabriva Therapeutics AG	Dr Christof Pöchhacker, MCL	Mag Niamh Leinwather
Leberstrasse 20	Dr Stefan Köck, LL M	Dr Maria Dreher
1110 Vienna	Dr Michael Sedlaczek	Dr Maximilian Jacob
Austria	Dr Thomas Kustor, LL M	Dr Christian Jöllinger, LL M
	Dr Friedrich Jergitsch	Mag Barbara Luger, LL M
	Mag Dr Bertram Burtscher	MMag Caroline Liertzer
	Dr Konrad Gröller	Dr Dora Rendessy
	Dr Farid Sigari-Majd	Mag Dr Désirée Prantl, LL M
	Dr Florian Klimscha, LL M	European lawyer established in Austria:
	Dr Stephan Denk	Dr Anna K Wolf-Posch, LL M
	Dr Alfred Zehner, LL M	Lic iur Eliane Fischer, MIA
	Dr Stephan Pachinger, LL M	Not admitted as attorney-at-law in Austria:
	Dr Mario Züger	Univ Prof Dr Claus Staringer, Tax Advisor
	Dr Sabine Prossinger	Jenny W T Power, JD (Florida, USA)
	Mag Dr Michal Dobrowolski	Christopher J Hall, JD
	Dr Lutz Riede, LL M	(Virginia, Washington, DC, USA)
	Dr Karin Buzanich-Sommeregger	Amanda Neil, BA LL B (Hons) (England and
	Dr Ludwig Hartenau	Wales, New South Wales, Australia)
	Mag Johannes Lutterotti	dr Agnes Molnar (England and Wales, Hungary)
	Dr Felix Neuwirther	Blair Day, B Com LL B (Hons)
	Dr Lukas Bauer	(Victoria, Australia)
Mag Dr Lars Gläser

19 December 2016	Doc ID	Vienna
	DAC22910037/3	Seilergasse 16
1010 Vienna
	Our Ref	T +43 1 515 15 0 (Switchboard)
	137907-0001 TZ	D +43 1 515 15 209 (Direct)
F +43 1 512 63 94
NABRIVA THERAPEUTICS AG — Form F 3 Registration Statement under the Securities Act of 1933		E thomas.zottl@freshfields.com
www.freshfields.com

Dear Sir / Madam,

Introduction

1.              We are acting as legal advisers to Nabriva Therapeutics AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of the Republic of Austria, registered under number FN 269261 y with the commercial register (Firmenbuch) of the Vienna Commercial Court (the Company) in connection with the offer of rights to the holders of common shares and the holders American depository shares to subscribe for 588,127 no-par value common shares (the New Shares) of the Company, each such New Share having a notional value of EUR 1.00 per share, including New Shares represented by American Depository Shares (the ADSs). The New Shares were offered to the existing holders of the Company’s common shares and ADSs and, to the extent that the subscription rights were not exercised, to new investors.

Capitalized terms used and not otherwise defined herein have the meaning assigned to such terms in the underwriting agreement to be entered into among the Company and the underwriters. In this opinion, “Austria” means the Republic of Austria.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership with its registered office at 65 Fleet Street, London EC4Y 1HS, England. It is registered with the Registrar of Companies for England and Wales at Companies House under company number OC334789 and is authorised and regulated by the Solicitors Regulation Authority. Freshfields Bruckhaus Deringer LLP, Zweigniederlassung Wien is registered with the commercial register of the Commercial Court of Vienna under no FN 311246 s.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Please refer to www.freshfields.com/support/legalnotice for further information.

Scope of Opinion

2.     The undersigned is admitted to the bar in Vienna, Austria and licensed as an attorney-at-law in Austria. This opinion is, therefore, limited to matters of Austrian law as presently in effect. Our opinions expressed herein are given on the basis that they represent a fair view of the legal position (vertretbare Rechtsansicht) under Austrian law but do not purport to reflect all positions taken by the courts and academic literature in the past with respect to a particular legal issue. We assume no obligation to update the opinions expressed herein if laws, facts or circumstances change after the date hereof. We have not investigated and do not express or imply an opinion with respect to the laws of any jurisdiction other than Austria. In particular, this opinion does not address itself to matters arising out of or in connection with the issuance or the listing of the ADS on The NASDAQ Global Market. We have not been instructed to review any tax or regulatory matters (other than those expressly mentioned in this opinion) and (except as stated otherwise in this opinion) any reference to Austrian law herein shall exclude the law relating to such matters. Except as necessary or appropriate for the purposes of this opinion, we have not independently verified factual matters for the purposes of this opinion, and our opinion does not purport to express or imply any opinion with regard to such matters, including the adequacy of any of the economic terms of the transactions contemplated in the Documents (as defined below). Nothing herein should be taken as expressing an opinion with respect to the representations and warranties or other factual statements (other than any facts that are the subject of this opinion), contained in the Documents (as defined below). Where this opinion letter refers to facts or documents “known to us” or statements are made based upon “our knowledge”, and in all other similar circumstances, such knowledge shall only be relevant with regard to the conscious awareness of those lawyers of our firm having worked specifically on the transaction being the subject matter of this opinion.

Language, Governing Law and Jurisdiction

3.              In this opinion, Austrian legal terms have been translated into English. These translations may not always reflect the exact meaning of the terms in German. This opinion, therefore, may only be relied upon under the express condition that any issues arising hereunder (including, without limitation, issues of interpretation) will be governed by and construed in accordance with Austrian law as at the date of this opinion. The courts of Vienna, Austria shall have exclusive jurisdiction with respect to any matters of liability arising hereunder.

Documents Reviewed

4.              In rendering this opinion, we have examined the following documents:

(a)                                a copy of the Company’s articles of association (Satzung), as amended in the shareholders’ meeting dated 25 August 2016 and in connection with the capital increase effective as of 17 December 2016 (the Articles);

(b)                                a confirmation letter of the Company confirming the share capital as of 28 November 2016 (the Confirmation);

(c)                                 a copy of the resolution of the ordinary shareholders meeting of the Company on 25 August 2016 authorizing the management board to increase the share capital of the Company by issuing up to 918,033 new shares, at a minimum price of EUR 1.00 per new share;

(d)                                a copy of the resolutions of the management board (Vorstand) and the supervisory board (Aufsichtsrat) of the Company dated 28 November 2016 and 14 December 2016, respectively, resolving upon the issuance of the New Shares out of authorized capital;

(e)                                 a copy of the Registration Statement originally filed by the Company with the Commission on 21 October 2016 (the Registration Statement) pursuant to the Securities Act of 1933, as amended (the Securities Act) and the rules and regulations promulgated thereunder (the Rules);

(f)                                  a copy of Amendment No. 1 to the Registration Statement originally filed by the Company with the Commission on 4 November 2016; and

(g)                                 the prospectus supplement dated 29 November 2016 (the Prospectus Supplement).

In addition, we have reviewed such certificates, corporate records and other documents, and such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion. The documents referred to in paragraphs (a) to (g) are hereinafter collectively referred to as the Documents. We have not reviewed any other documents for the purposes of this opinion.

Searches and Enquiries

5.              We have not made any searches or enquiries for the purposes of giving this opinion other than:

(a)                                 an extract from the main book (Hauptbuch) of the commercial register (Firmenbuch) reflecting the entries in the commercial register regarding the Company, made on-line from the commercial register database on the date of this opinion (the Commercial Register Extract); and

(b)                                 on-line searches on the date of this opinion of the insolvency database (Insolvenzdatei) accessible via the relevant website (http://www.edikte1.justiz.gv.at) regarding any entries in the insolvency database concerning the Company;

(the Searches).

Assumptions

6.              In considering the above documents and in rendering this opinion we have with your consent and without any further enquiry assumed:

(a)                                 the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us (whether as originals or copies);

(b)                                 the conformity to originals of all Documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies (or any other means);

(c)                                  that where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(d)                                 that nothing in this opinion is affected by any document other than the Documents;

(e)                                  that the information revealed by the Searches and in the Confirmation is accurate and complete in all respects as of the date of the Searches and in the Confirmation and that no changes to the facts related therein have occurred between the date the Searches and in the Confirmation were made and the date hereof;

(f)                                   that the meeting of the Company’s management board (Vorstand) and supervisory board (Aufsichtsrat) at which the resolutions to increase the share capital by issuing the New Shares were passed, and the ordinary shareholder’ meeting at which the resolution on the authorized capital was passed, was duly called, convened and held in full compliance with all applicable laws;

(g)                                  that the shareholders of the Company have not taken any action for the winding up or dissolution of the Company and no proceedings have been instituted for the winding up, liquidation or appointment of a receiver, trustee or similar officer in respect of all or any part of the undertaking, property, revenues or assets of the Company and nothing similar has occurred under the laws of any applicable jurisdiction;

(h)                                 that all individuals who will actually sign or who have signed the Documents (i) have sufficient legal competency and capacity to act (i.e. are of sufficient legal age without mental disability or incapacity) and (ii) are in fact the persons whose names appear on the signature pages of the relevant Documents;

(i)                                     that the New Shares will not be offered, within the meaning of the Austrian Capital Markets Act, in Austria;

(j)                                    that the Issuer is effectively administered in the jurisdiction of its incorporation and has its “centre of main interests” within the meaning of Article 3 of the Council Regulation (EC) No 1346/2000 of 29 May 2000 on Insolvency Proceedings (the EU Insolvency Regulation) in such jurisdiction; and

(k)                                 that the Registration Statement has been or will have been filed with the U.S. Securities and Exchange Commission in the form referred to in this opinion.

Opinion

7.              Based on the foregoing and subject to the qualifications and limitations stated herein and to any factual matters or documents not disclosed to us and having regard to such considerations of Austrian law in force as at the date of this opinion, as we consider relevant, we are of the opinion that:

(a)                                 The Company is a stock corporation (Aktiengesellschaft) duly incorporated and duly registered under number FN 269261 y with the commercial register (Firmenbuch) of the Vienna Commercial Court and is validly existing for an unlimited time under Austrian law; the Company has not been deleted from the commercial register and the Commercial Register Extract reveals no resolution or court order for the winding up of the Company.

(b)                                 The New Shares have been duly and validly authorized and issued and fully paid and are fully entitled to dividends for the fiscal year of the Company beginning on 1 January 2016.

Qualifications and Limitations

8.              This opinion is subject to the following qualifications and limitations:

(a)                                for the purposes of this opinion we have relied upon the accuracy and completeness of the Commercial Register Extract. Entries in the commercial register are made by qualified court clerks upon review of the relevant documents. As long as a fact to be entered in the commercial register has not been registered and made public, it cannot be invoked against a third party by the person in respect of whose affairs it ought to have been entered, unless the first had knowledge of such fact. If the fact has been entered and made public, it can be held against a third party; this does not apply to legal acts undertaken within 15 days after publication, if the third party proves that he neither knew nor should have known of the fact entered in the commercial register. If someone causes an inaccurate entry being made in the commercial register or if he has recognized or could have recognized that an entry in the commercial register is inaccurate (even if he did not cause the inaccurate entry) and does not have it deleted, the inaccurate entry may be held against him by a third party in business dealings, unless he proves that the third party did not act in reliance on such entry or that the third party knew or gross negligently failed to know of the incorrectness of the entry.

However, the Commercial Register Extract is, in particular, not capable of revealing conclusively whether or not an application has been filed for:

(i)                                     a winding up order has been made or a resolution has been passed for the winding up of the Company; or

(ii)                                  a receiver or liquidator has been appointed; or

(iii)                               amendments to the Articles have been made,

as notice of these matters may not be filed with the commercial court immediately and, when filed, may not be entered in the commercial register database immediately. In addition, such searches are not capable of revealing, before a relevant order is made, whether or not a winding up petition has been presented, because such a petition would not be published in the commercial register;

(b)                                the Search made of the insolvency database in relation to the Company is only capable of revealing whether or not insolvency or business supervision proceedings (and any details relating thereto) have been published online at the insolvency database with respect to the Company. It is not capable of revealing whether or not such petition with respect to such insolvency or business supervision proceedings has been presented, since such petitions will not be published in the insolvency database and, under Austrian law, insolvency or business supervision proceedings are not regarded as having commenced until the day following the publication of a decree to such effect (Insolvenzedikt) online with the insolvency database;

(c)                                 we have, not searched the collection of documents (Urkundensammlung) containing physical and electronic documents which were filed for entries (or deletions of entries) in the main book of the commercial register regarding the Company or in compliance with certain other legal requirements. Therefore, we have relied on the extract of the main book of the commercial register as set out in clause 5(a) but have not verified those findings by examining whether there are any discrepancies or other deficiencies apparent from the documents otherwise contained in the collection of documents (Urkundensammlung).

Benefit of Opinion

9.              We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” contained in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Very truly yours,

Freshfields Bruckhaus Deringer LLP

Attorneys at Law, Vienna